Exhibit 99.2

UPSTATE GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$1,238	$2,663
Trade accounts receivable, net	6,461	6,220
Inventories	8,820	6,909
Prepaid expenses and other current assets	1,700	1,756

Total current assets	18,219	17,548
Property plant and equipment, net	6,463	6,087
Intangible assets, net	3,161	956
Other assets, net	14	16

Total assets	$27,857	$24,607

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current portion of long-term obligations	$1,736	$3,589
Accounts payable and accrued expenses	8,796	6,659
Royalties payable	2,200	2,648
Deferred revenue	102	46

Total current liabilities	12,834	12,942
Long-term obligations, less current portion	4,136	1,787

Total liabilities	16,970	14,729

Commitments and contingencies	—	—
Redeemable convertible preferred stock	26,622	27,492

Cumulative convertible preferred stock	1,512	1,512

Stockholders' deficit
Common stock, $.0001 par value	—	—
Additional paid-in capital	8,532	8,470
Deferred compensation	(2,200)	(1,389)
Accumulated deficit	(24,010)	(26,687)
Accumulated other comprehensive income	431	480

Total stockholders' deficit	(17,247)	(19,126)

Total liabilities, redeemable convertible preferred stock and stockholders' deficit	$27,857	$24,607

The accompanying notes are an integral part of these unaudited consolidated financial statements.

Upstate Group, Inc and Subsidiaries
Unaudited Consolidated Statements of Operations
For the Nine Months Ended September 30, 2004 and 2003
(in thousands)

	2004	2003
Revenues	$40,784	$32,216
Operating expenses:
Cost of revenues (excludes $83 and $51 in 2004 and 2003, respectively, of noncash stock compensation)	12,892	11,204
Selling, general and administrative (excludes $505 and $441 in 2004 and 2003, respectively, of noncash stock compensation)	15,416	12,788
Research and development (excludes $91 and $214 in 2004 and 2003, respectively, of noncash stock compensation)	8,488	6,980
Noncash stock compensation	679	706
Provision for claim settlement	109	—

Operating income	3,200	538
Other income (expenses), net	78	44
Interest (expense)	(499)	(375)
Interest income	16	19

Income before income taxes	2,795	226
Provision (benefit) for income taxes	117	76

Net income	$2,678	$150

The accompanying notes are an integral part of these unaudited consolidated financial statements.

UPSTATE GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months ended September 30, 2004 and 2003
(in thousands)

	2004	2003
Cash flows from operating activities:
Net income	$2,678	$150
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and Amortization	1,549	1,194
Noncash stock compensation	679	706
Changes in operating assets and liabilities:
Trade accounts receivables	(369)	(1,899)
Related party receivable	—	549
Inventories	(1,970)	(990)
Prepaid expenses and other current assets	37	(598)
Accounts payable and accrued expenses	(20)	2,189
Royalties payable	(448)	(363)
Deferred revenue	33	(26)

Net cash provided by operating activities	2,169	912

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,666)	(720)
Purchases of intangible assets	(215)	(299)

Net cash used in investing activities	(1,881)	(1,019)

Cash flows from financing activities:
Payments on sales and marketing rights obligation	(317)	(292)
Net proceeds on line of credit	430	86
Net proceeds from term notes	2,450	—
Proceeds from the exercise of stock options	32	200
Due to related party	(936)	64
Payments under capital lease obligations	(1,108)	(297)
Repurchase of preferred shares	(2,254)	—

Net cash used in financing activities	(1,703)	(239)

Effect of exchange rate changes on cash and cash equivalents	(10)	(19)

Net decrease in cash and cash equivalents	(1,425)	(365)
Cash and cash equivalents, beginning of year	2,663	2,735

Cash and cash equivalents, end of the period	$1,238	$2,370

The accompanying notes are an integral part of these unaudited consolidated financial statements.

UPSTATE GROUP, INC AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.     ORGANIZATION AND BASIS OF PRESENTATION

  Organization and Nature of the Business

        Upstate Group, Inc. ("Upstate") develops, manufactures and supplies proteins in various forms, platforms, assay formats and drug discovery systems. Upstate's headquarters are in Charlottesville, Virginia and its principal operating facilities are located in Lake Placid, New York and Dundee, Scotland.

        Upstate's products and services support and expand the ability of investigators and drug discovery scientists to conduct research in cell signaling and the role of cell signaling in disease diagnosis and treatment. Upstate provides these biological research reagents to academic and pharmaceutical investigators, drug discovery assays to pharmaceutical companies and bulk reagents to pharmaceutical and industrial companies. The reagents are sourced through Upstate's in-house Research and Development teams and through licensing relationships with the leading cell biology and cell signaling investigators worldwide.

  Basis of Presentation

        The accompanying unaudited consolidated financial statements include the accounts of Upstate Group and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the consolidation. The accompanying statements have been prepared in accordance with the accounting principles generally accepted in the United States of America for interim financial information and in accordance with the Securities and Exchange Commission Regulation S-X Article 10. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of Upstate's financial position, results of operations and cash flows at the dates and for the periods presented. Interim results of operations are not necessarily indicative of results to be expected for the full year. The interim financial statements should be read in conjunction with the audited consolidated financial statements as of December 31, 2003 and the notes thereto.

        Certain prior year amounts have been reclassified to conform to the current year presentation.

  Inventories

        Inventories are recorded at the lower of cost or market (net realizable value). Cost is determined on a first-in, first-out (FIFO) basis. Inventory consists of raw materials, work in process, intermediates, which represent raw materials that have been processed but are not considered work in process or finished goods, and finished goods. Inventories consisted of the following (in thousands):

	September 30, 2004	December 31, 2003
Raw materials	$593	$531
Work in process	1,611	821
Intermediates	450	413
Finished goods	6,166	5,144

Total	$8,820	$6,909

  Derivative Financial Instruments

        The Company used an interest rate swap to convert its variable rate term loan to a fixed rate in order to reduce the impact of changes in interest rates. The differential to be paid or received under this agreement is recognized as an adjustment to interest expense. At September 30, 2004 and December 31, 2003, the Company had one interest rate swap in which the Company pays a fixed interest rate and the Company receives a one-month LIBOR interest rate.

	Notional Amount	Expiration Date	Fixed Interest Rate	Fair Value
September 30, 2004	$1,533,334	December 31, 2004	6.68%	$(24,401)
December 31, 2003	$1,608,333	December 31, 2004	6.68%	$(89,909)

        The swap was canceled in October 2004 for a nominal cash payment.

  Accounting for Stock-Based Compensation Plan

        SFAS 123, Accounting for Stock-Based Compensation amended by SFAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure permits companies to measure compensation cost of stock-based awards based on their estimated fair value at the date of grant and recognizes that amount over the related service period. The Company believes the existing stock option valuation models do not necessarily provide a transparent measure of the fair value of stock-based awards. Therefore, as permitted by SFAS 148, the Company applies the existing accounting rules under APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations.

        For options where exercise price of all options granted under these plans is equal to the market price, which is based on management's estimates using recent market and comparable company data, of the underlying common stock on the grant date, no stock-based employee compensation cost is recognized in net income. In addition, under these plans, options to purchase shares of common stock may be granted at less than fair market value, which results in compensation expense equal to the difference between the market value on the date of grant and the purchase price. This expense is recognized over the vesting period of the shares in net income. As required by SFAS 148, the Company provides pro forma net income and pro forma net income disclosures for stock-based awards made during each of the nine months ended September 30, 2004 and 2003, as if the fair-value-based method defined in SFAS 123 had been applied.

        The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation for the nine months ended September 30, 2004 and 2003 (in thousands):

	Nine Months Ended
	September 30, 2004	September 30, 2003
Net income, as reported	$2,678	$150
Add: Stock-based employee compensation expense recognized	679	706
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards	(755)	(750)

Pro forma net income	$2,602	$106

        All stock-based awards to nonemployees are accounted for at their fair value in accordance with SFAS 123, and EITF 96-18, Accounting for Equity Instruments that Are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.

  Comprehensive Income (Loss)

        The following table sets forth the calculation of comprehensive income (loss) for the nine months ended September 26, 2004 and September 28, 2003 (in thousands):

	September 30, 2004	September 30, 2003
Net Income, as reported	$2,678	$150
Other comprehensive (loss), net of tax:
Change in the fair market value of interest rate swap	66	48
Foreign currency translation adjustment	(115)	(94)

Comprehensive income	$2,629	$104

  Income Taxes

        A reconciliation of the federal statutory tax rate to effective tax rate is as follows:

	September 30, 2004	September 30, 2003
Federal statutory rate (benefit)	34%	34%
State effective rate, net of federal benefit	9	36
Effect of foreign income tax credits	(3)	—
Effect of nondeductible expenses	—	8
Stock compensation permanent difference	4	24
Foreign permanent difference	—	(14)
Foreign statutory rate differential	—	(6)
Valuation allowance	(40)	(48)

Effective tax rate (benefit)	4%	34%

        In the nine month period ending September 30, 2004, the significant differences from the total effective rate of September 30, 2003 and December 31, 2003 are the effect of state taxes, stock compensation permanent difference, changes in the valuation allowance and the benefit for foreign income tax credits. The remaining items for the nine months ending September 30, 2004 are insignificant. For the nine month period ended September 30, 2004, the Company recorded foreign research and development tax credits of approximately $76,000.

2.     SUMMARY OF LONG-TERM OBLIGATIONS

        The table below summarizes the long-term obligations outstanding at September 30, 2004 and December 31, 2003 (in thousands):

	September 30, 2004	December 31, 2003
Capital lease obligation	$2,510	$3,618
Line of credit	430	—
Term note	2,700	250
Due to related party	—	936
Other	232	572

	5,872	5,376
Less current portion	(1,736)	(3,589)

Total long-term obligations	$4,136	$1,787

        The Company entered into a 5 year $3.0 million term note on August 31, 2004. Principal payments of $75,000 per quarter were due beginning on October 1, 2004 and were to continue through July 1,

2009. The remaining principal balance was due at the end of the term. The applicable annual interest rate was LIBOR plus 1.75% to 2.5% depending on the Funded Debt to EBITDA Ratio. Pursuant to the terms of the credit agreement, the Company was required to maintain debt covenants on a quarterly basis including a Funded Debt to EBITDA Ratio not to exceed 3.0 to 1 and a Minimum Tangible Net Worth of $9.0 million to $13.0 million over the term of the agreement. The loan was collateralized by the primary United States production and research facility. The loan was paid in full at closing of the sale of the Company as described elsewhere in this note.

        All of Upstate's outstanding debt and notes payable, except for certain capitalized leases and other obligations, were repaid in full at closing from cash proceeds from the sale of the business described in Note 4. Subsequent Events, below. The related party due was paid off in the period ended September 30, 2004.

3.     PREFERRED STOCK REDEMPTION

        In May 2004, the Company voluntarily purchased for $2,253,693 in cash a total of 57,787 shares ($39 per share) of redeemable convertible preferred stock, Class A, Series 3, with a liquidation value of $15.40 per share from a shareholder. Redeemable preferred stock was reduced by $889,920, the total of the liquidating value, with the balance, $1,363,773, recorded as a reduction to additional paid-in capital.

4.     SUBSEQUENT EVENTS

        On October 14, 2004, the Company was acquired by Serologicals Corporation for a total consideration of $205 million, consisting of $102.5 million of cash and approximately 4.3 million shares of Serologicals common stock. During the nine months ended September 30, 2004, the Company incurred $389,995 in professional fees associated with the acquisition which was included in the Statement of Operations as selling, general and administrative expenses.

        On October 14, 2004, the Company agreed upon a $2,750,000 cash settlement of the litigation involving Dana Farber Cancer Institute, Inc. In 2002 the Company accrued to expense $450,000 as an estimate of the settlement arising from this litigation. During the nine months ended September 30, 2004, the Company recorded an additional $109,000 claim settlement in its statement of operations. Additionally, as part of the settlement, the Company allocated $2,191,000 of the total settlement for non-exclusive license rights for the next ten years to use the technology under the previously disputed patent agreement. This amount represents the final settlement of all past claims as well as all future years that the related patent is in place. The settlement was paid from the cash proceeds of the acquisition before final distribution to the selling shareholders.